EXHIBIT 3
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
ROG Acquisition, Inc.
INTO
Refac Optical Group
* * * * * * *
     ROG Acquisition, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That this Corporation was incorporated on the 22nd day of February, 2007, pursuant to the General Corporation Law of the State of Delaware (“DGCL”).
     SECOND: That this Corporation owns at least ninety percent (90%) of the outstanding shares of each class of stock of Refac Optical Group, a Delaware corporation (“Refac”), a corporation incorporated on the 10th day of November, 1952, pursuant to the DGCL, of which class there are outstanding shares that, absent Subsection 253(a) of the DGCL, would be entitled to vote on a merger of the Corporation with and into Refac.
     THIRD: That this Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members, filed with the minutes of the Board of Directors on the 23rd day of February, 2007, determined to merge the Corporation with and into Refac:
     RESOLVED, that the Corporation merge itself with and into Refac, pursuant to and in accordance with Section 253 of the DGCL (the “Merger”), with Refac continuing as the surviving corporation (the “Surviving Corporation”);
     and
     FURTHER RESOLVED, that the Merger shall be effective at 12:01 a.m. on the ___day of _________, 2007 (the “Effective Time”);
and
     FURTHER RESOLVED, that the terms and conditions of the Merger are as follows:
1.	At the Effective Time, each share of common stock, par value $.001 per share, of Refac, except for shares held by the Corporation, Refac, and any stockholders of Refac, if any, who properly exercise their statutory appraisal rights under the DGCL, will be cancelled and converted into the right to receive $6.00 in cash;

2.	At the Effective Time, each share of the Corporation’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the common stock, par value $.001 per share, of Refac, as the Surviving Corporation.

3.	At the Effective time, Refac shall continue its existence under the laws of the DGCL. The Merger shall have the effects as specified in Section 259 of the DGCL.

4.	At the Effective Time and without any further action on the part of Refac or the Corporation, the Amended and Restated Certificate of Incorporation of Refac shall remain the Certificate of Incorporation of Refac, as the Surviving Corporation, until amended in accordance with applicable law.

5.	At the Effective Time and without any further action on the part of Refac or the Corporation, the bylaws of Refac as in effect at the Effective Time shall remain the bylaws of Refac, as the Surviving Corporation, until amended in accordance with applicable law.

6.	At the Effective Time, the directors and officers of Refac immediately prior to the Effective Time shall remain the directors and officers of Refac, as the Surviving Corporation.
     and
     FURTHER RESOLVED, that the officers of Refac, as the Surviving Corporation, be and they hereby are directed to notify each stockholder of record of Refac, entitled to notice within ten (10) days after the Effective Date, that the Merger has been approved and that statutory appraisal rights are available for any or all shares of common stock, par value $.001 per share, of Refac, except for shares held by the Corporation or Refac.
     and
     FURTHER RESOLVED, that the officers of this Corporation be, and he or she hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge itself into Refac, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anyway necessary or proper to effect said Merger.
     FOURTH: That the Merger has been approved by written consent of a majority of the stockholders entitled to vote thereon of the Corporation.
     FIFTH: Anything herein or elsewhere to the contrary notwithstanding, this Merger may be amended or terminated and abandoned by the Board of Directors of the Corporation at any time prior to the Effective Time.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by _______________, its _______________, this ___day of _________, 2007.

ROG Acquisition, Inc.

By:

Name:

Its:

3